EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated April 1, 2024, relating to the consolidated financial statements of Flexible Solutions International, Inc. as of December 31, 2023 and for the year then ended which report was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

Smythe LLP
Chartered Professional Accountants
Vancouver, Canada

December 9, 2025